Exhibit 10.13

Execution Version
TAX ALLOCATION AGREEMENT
by and between
THE E. W. SCRIPPS COMPANY
and
SCRIPPS NETWORKS INTERACTIVE, INC.
Dated as of July 1, 2008
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

Page
ARTICLE I
DEFINITIONS AND STANDARDS

SECTION 1.01. Definitions	2

SECTION 1.02. General Interpretive Principles	11

SECTION 1.03. Applicable Standards	11

ARTICLE II
U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES

SECTION 2.01. Affiliation Years	12

SECTION 2.02. 2008 Taxable Year	12

SECTION 2.03. U.S. Federal Alternative Minimum Tax	14

ARTICLE III
U.S. COMBINED STATE AND LOCAL INCOME TAX LIABILITIES

SECTION 3.01. Returns Covered	14

SECTION 3.02. Pre-2008 Taxable Year	14

SECTION 3.03. Operating Losses	15

SECTION 3.04. 2008 Taxable Year	15

SECTION 3.05. Short-Year State and Local Returns	15

SECTION 3.06. Estimated Taxes, Etc.	15

SECTION 3.07. Adjustments	16

ARTICLE IV
SEPARATE TAX RETURN OBLIGATIONS

SECTION 4.01. SNI Tax Liability	16

SECTION 4.02. EWS Tax Liability	16

SECTION 4.03. Separate Return Adjustments	16

ARTICLE V
TAX-FREE STATUS OF DISTRIBUTION

SECTION 5.01. Tax-Free Status Ruling, Etc.	16

SECTION 5.02. Maintaining Status of Active Business	17

SECTION 5.03. Limits on Proposed Acquisition Transactions	17

SECTION 5.04. Indemnity	19

ARTICLE VI
CARRYOVER AND CARRYBACK ITEMS

SECTION 6.01. Carryovers to Post-Affiliation Years	20

SECTION 6.02. Carrybacks from Post-Affiliation Years	20
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

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(continued)

Page
ARTICLE VII
U.S. FEDERAL INCOME TAX ADJUSTMENTS

SECTION 7.01. Determination	21

SECTION 7.02. Payments	21

SECTION 7.03. Procedures	22

SECTION 7.04. Intercompany Adjustments	22

ARTICLE VIII
INCOME TAX PROCEEDINGS

SECTION 8.01. Notice	22

SECTION 8.02. SNI and EWS Issues	22

SECTION 8.03. Procedures	23

SECTION 8.04. Forum for Judicial Proceedings	24

ARTICLE IX
PAYMENTS

SECTION 9.01. Reporting of Indemnity Payments, Etc.	24

SECTION 9.02. Interest on Late Payments	24

SECTION 9.03. Dispute	24

ARTICLE X
TAX RETURNS

SECTION 10.01. Cooperation and Furnishing of Tax Return Information	25

SECTION 10.02. Preparation of Tax Returns	26

ARTICLE XI
POST AFFILIATION YEARS AND POST COMBINED YEARS

SECTION 11.01. Returns	26

SECTION 11.02. Actions or Transactions	27

SECTION 11.03. Proposed Adjustments	27

ARTICLE XII
BOOKS AND RECORDS

SECTION 12.01. Retention Period	27

SECTION 12.02. Record Retention Policy	27

SECTION 12.03. Tax Attributes	27

SECTION 12.04. Apportionment of Earnings and Profits and Tax Attributes	28
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

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(continued)
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)
 -iii-

TAX ALLOCATION AGREEMENT
     THIS TAX ALLOCATION AGREEMENT (this “Agreement”) is dated as of the 1st day of July, 2008, by and between The E. W. Scripps Company, an Ohio corporation (“EWS”), and Scripps Networks Interactive, Inc. (“SNI”), an Ohio corporation and an indirect subsidiary of EWS (together with EWS, each a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement are defined as set forth in Section 1.01.
     WHEREAS, the Board of Directors of EWS has determined that it is in the best interests of EWS to separate the SNI Business and the EWS Business into two independent public companies, (the “Separation”),on the terms and subject to the conditions set forth in the Separation Agreement, in order to separate businesses with differing strategic directions, eliminate existing constraints regarding capital allocation, concentrate management focus, allow more tailored management incentives, and accommodate differing shareholder bases;
     WHEREAS, in order to effectuate the foregoing, EWS and SNI have entered into a Separation and Distribution Agreement, dated as of June 12, 2008 (the “Separation Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the SNI Business shall be separated from the EWS Business and pursuant to the Distribution, the SNI Class A Common Shares and SNI Common Voting Shares shall be distributed on a pro rata basis to the holders of EWS Class A Common Shares and EWS Common Voting Shares;
     WHEREAS, for U.S. federal income Tax purposes, through the Distribution Date, income of certain present and former members of the SNI Group has been or will be included in EWS Consolidated Returns;
     WHEREAS, certain SNI Combined Group members have filed or will file Combined Returns covering U.S. state and local income Taxes with EWS Combined Groups as part of their respective Total Combined Groups;
     WHEREAS, SNI and other members of the SNI Group will cease to be members of the EWS Group for U.S. federal income Tax purposes after the Distribution Date, and SNI and other members of SNI Combined Groups will cease to be members of their respective Total Combined Groups for U.S. state and local income Tax purposes after the Distribution Date;
     WHEREAS, the failure of the Distribution to have a Tax-Free Status or certain actions taken with respect to SNI Capital Stock and EWS Capital Stock could subject EWS, SNI and their shareholders to additional Tax costs in connection with the Distribution; and
     WHEREAS, EWS and SNI desire in this Agreement to (i) set forth Tax allocation principles for Affiliation Years for U.S. federal income Tax purposes and Combined Years for U.S. state and local income Tax purposes, which, except to the extent provided herein, will supersede all prior policies and procedures governing the allocation of Taxes, (ii) define the effects upon the settlement and allocation of certain Tax liabilities and Tax benefits of transactions or developments that occur during taxable years commencing after the Distribution Date, (iii) set forth the responsibility for their respective stand-alone income and other Tax liabilities, and (iv) allocate liability for certain Tax costs that may be incurred in connection with the Distribution.
     NOW, THEREFORE, in consideration of the foregoing, the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EWS and SNI hereby agree as follows:
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

ARTICLE I
DEFINITIONS AND STANDARDS
     SECTION 1.01. Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:
     “2007 Excess EWS Group Benefits” shall have the meaning assigned to it in Section 2.01.
     “2007 Excess SNI Group Benefits” shall have the meaning assigned to it in Section 2.01.
     “2007 Tax Liability” shall have the meaning assigned to it in Section 2.01
     “2007 Taxable Year” shall have the meaning assigned to it in Section 2.01.
     “2008 Excess EWS Group Benefits” shall have the meaning assigned to it in Section 2.02.
     “2008 Excess SNI Group Benefits” shall have the meaning assigned to it in Section 2.02.
     “2008 Tax Liability” shall have the meaning assigned to it in Section 2.02.
     “2008 Taxable Year” shall have the meaning assigned to it in Section 2.02.
     “Adjusted Separate EWS Group Federal Tax Liability” shall mean with respect to any Affiliation Year(s) the U.S. federal income Tax liability of the EWS Group applying the Highest Federal Tax Rate, computed as if the EWS Group (with EWS as the common parent) filed an EWS Consolidated Return separately from the SNI Group, and applying such U.S. Tax laws and regulations as would have been applicable to the EWS Group if it had so filed separately, but not taking into account any items that are predicated on base amounts determined on a consolidated basis such as research Credits, subject to the following:
          (i) the EWS Group shall be treated as bound by all accounting methods, elections and other determinations adopted or made by EWS for the EWS Group for all Affiliation Years, including, but not limited to, determinations made in respect of carrybacks and carryovers;
          (ii) the EWS Group shall be permitted to reduce its Adjusted Separate EWS Group Federal Tax Liability (but not below zero) to the extent that the EWS Group is able to reduce its U.S. federal income Tax liability in the EWS Consolidated Return for such Affiliation Year by utilizing items of deduction, loss, or Credit of the EWS Group which the Parties determine the EWS Group would have been unable to utilize if it had filed an EWS Consolidated Return separately from the SNI Group (“Excess Items”); provided, that if there are any limitations in the ability of the EWS Group to utilize items in the same category as such Excess Items in their entirety for such year, the EWS Group shall be limited in the reduction of its Adjusted Separate EWS Group Federal Tax Liability to its share of such Excess Items on a Proportionate Basis; provided, further, that if, pursuant to the above provisions, an Excess Item is not usable, in whole or in part, by the SNI Group in one Affiliation Year, it may, pursuant to Section 7.03 hereof, be carried over or carried back as an Excess Item to any other Affiliation Year subject to the same limitations as above; and
          (iii) the EWS Group shall take into account the items of EWS Group income, gain, loss, deduction or Credit attributable to intercompany items, excess loss accounts, dual consolidated losses and other items that are required to be restored, recaptured or otherwise triggered as a result of the Distribution or related transactions.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     “Adjusted Separate SNI Group Federal Tax Liability” shall mean with respect to any Affiliation Year(s) the U.S. federal income Tax liability of the SNI Group applying the Highest Federal Tax Rate, computed as if the SNI Group (with SNI as the common parent) filed a consolidated U.S. federal income Tax Return separately from the EWS Group (“SNI Consolidated Return”), and applying such U.S. Tax laws and regulations as would have been applicable to the SNI Group if it had so filed separately, but not taking into account any items that are predicated on base amounts determined on a consolidated basis such as research Credits, subject to the following:
          (i) the SNI Group shall be treated as bound by all accounting methods, elections and other determinations adopted or made by EWS for the EWS Group for all Affiliation Years, including, but not limited to, determinations made in respect of carrybacks and carryovers;
          (ii) the SNI Group shall be permitted to reduce its Adjusted Separate SNI Group Federal Tax Liability (but not below zero) to the extent that the EWS Group is able to reduce its U.S. federal income Tax liability in the EWS Consolidated Return for such Affiliation Year by utilizing items of deduction, loss, or Credit of the SNI Group which the Parties determine the SNI Group would have been unable to utilize if it had filed an SNI Consolidated Return (“Excess Items”); provided, that if there are any limitations in the ability of the EWS Group to utilize items in the same category as such Excess Items in their entirety for such year, the SNI Group shall be limited in the reduction of its Adjusted Separate SNI Group Federal Tax Liability to its share of such Excess Items on a Proportionate Basis; provided, further, that if, pursuant to the above provisions, an Excess Item is not usable, in whole or in part, by the EWS Group in one Affiliation Year, it may, pursuant to Section 7.03 hereof, be carried over or carried back as an Excess Item to any other Affiliation Year subject to the same limitations as above; and
          (iii) the SNI Group shall take into account the items of SNI Group income, gain, loss, deduction or Credit attributable to intercompany items, excess loss accounts, dual consolidated losses and other items that are required to be restored, recaptured or otherwise triggered as a result of the Distribution or related transactions.
     “Adjustment” shall mean, with respect to any Affiliation Year, any change in actual Tax liability from the Tax liability reported on an EWS Consolidated Return, including changes attributable to amended Tax Returns, deficiencies asserted by a Taxing authority, overpayments, and claims for refund, and changes required by application of the Code and Treasury Regulations and Taxing authority audits, examinations, proceedings or litigation resulting from any of the foregoing events (collectively, “Adjustment Events”). Adjustment shall mean with respect of any Combined Year in which an SNI Combined Group files a Combined Return with a EWS Combined Group as part of a Total Combined Group, any change in the actual Tax liability of the applicable Total Combined Group, including changes attributable to Adjustment Events.
     “Adjustment Events” shall have the definition of “Adjustment.”
     “Affiliate” shall mean any entity that is directly or indirectly controlled by the person in question; provided, however, that for purposes of this Agreement, as of the Effective Time no member of either Group shall be deemed to be an Affiliate of any member of the other Group. For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and the policies of a person, whether through ownership of voting securities, by contract or otherwise.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     “Affiliation Year” shall mean each taxable year, or portion thereof, with respect to which any member of the SNI Group joined or will join the EWS Group in the filing of an EWS Consolidated Return.
     “AMT” shall have the meaning assigned to it in Section 2.03.
     “Article VIII Taxes” shall have the meaning assigned to it in Section 8.03.
     “Code” shall mean the Internal Revenue Code of 1986, as amended. Any references herein to sections of the Code or Treasury Regulations promulgated thereunder shall include any successor provisions thereto.
     “Combined Return” shall mean a combined, consolidated, or unitary U.S. state or local income, franchise, business activities or gross receipts Tax Return.
     “Combined State” shall mean a U.S. state or locality requiring or permitting the filing of a Combined Return.
     “Combined State Total Tax Liability” shall have the meaning assigned to it in Section 3.02.
     “Combined Year” shall mean a taxable year (or portion thereof) in which an EWS Combined Group files a Combined Return with an SNI Combined Group.
     “CPMCO” shall mean Cable Program Management Co., G.P.
     “Credits” shall mean all of the credits against U.S. federal income Tax or, as applicable, against U.S. state or local Tax. Credits shall include, but not be limited to, foreign Tax credits, research credits, low-income housing credits, investment Tax credits and targeted job credits.
     “Distribution” shall mean the distribution on a pro rata basis to holders of issued and outstanding EWS Class A Common Shares and EWS Common Voting Shares, of all of the issued and outstanding SNI Class A Common Shares and SNI Voting Common Shares (“SNI Common Shares”), beneficially owned by EWS, by means of a dividend of such SNI Class A Common Shares and SNI Voting Common Shares to such shareholders.
     “Distribution Date” shall mean the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of EWS in its sole and absolute discretion.
     “Distribution Taxes” means (i) any Taxes imposed on, or increase in Taxes incurred by, EWS or any EWS Affiliate, and any Taxes of an EWS shareholder (or former EWS shareholder) that are required to be paid or reimbursed by EWS or any EWS Affiliate pursuant to a Final Determination; (ii) all professional fees and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies, including but not limited to, any amount paid by EWS, any EWS Affiliate, SNI, or any SNI Affiliate, as the case may be, in respect of the liability of shareholders, whether paid to shareholders, the IRS, any other Taxing authority, or any other person or entity, in each case, arising from the Distribution and related transactions failing to have Tax-Free Status in any manner, provided that EWS shall have vigorously defended itself in any legal proceeding involving Taxes of an EWS shareholder, without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise resulting from, or arising in connection with, the failure of the Internal Distribution or the Distribution to qualify as transactions in which no income, gain or loss is recognized
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

pursuant to sections 355 and 368(a)(1)(D) of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Internal Distribution or the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof) taking into account deductions for interest paid or accrued and other related Taxes, such as state and local Taxes.
     “Effective Time” shall mean the time at which the Distribution occurs on the Distribution Date.
     “Employee Matters Agreement” shall mean the Employee Matters Agreement of even date herewith by and between EWS and SNI.
     “Estimated State Taxes” shall have the meaning assigned to it in Section 3.06.
     “EWS Additional Excess Items” shall have the meaning assigned to it in the definition of “Excess EWS Group Benefits.”
     “EWS Affiliate” shall mean an Affiliate of EWS other than SNI and SNI Affiliates.
     “EWS AMT Liability” shall have the meaning assigned to it in Section 2.03.
     “EWS Business” means all businesses and operations of the EWS Group, other than the SNI Business.
     “EWS Capital Stock” shall mean all classes or series of stock of EWS and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a Fifty-Percent or Greater Interest in EWS.
     “EWS Class A Common Shares” means the Class A Common Shares, par value $0.01 per share, of EWS.
     “EWS Combined Group” shall mean an affiliated group of corporations (as constituted from time to time) owned directly or indirectly by EWS that EWS determines will join in filing a Combined Return excluding members of an SNI Combined Group.
     “EWS Common Voting Shares” means the Common Voting Shares, par value $0.01 per share, of EWS.
     “EWS Consolidated Return” shall mean a consolidated U.S. federal income Tax Return filed by EWS on behalf of the EWS Group.
     “EWS Director” shall have the meaning assigned to it in the Employee Matters Agreement.
     “EWS Group” shall mean the affiliated group of corporations (as constituted from time to time), of which EWS is the common parent, which EWS determines will join in filing a EWS Consolidated Return.
     “EWS Group State Tax Liability” shall have the meaning assigned to it in Section 3.02.
     “EWS Issues” shall have the meaning assigned to it in Section 8.02.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     “EWS Participant” shall have the meaning assigned to it in the Employee Matters Agreement.
     “Excess EWS Group Benefits" shall mean the amount by which the Parties agree that EWS was able to reduce its U.S. federal income Tax liability in the EWS Consolidated Return for an Affiliation Year by use of Excess Items which would reduce the Adjusted Separate SNI Group Federal Tax Liability for such year, if zero, below zero (“EWS Additional Excess Items”). Use of EWS Additional Excess Items shall otherwise be subject to the same limitations and other provisions applicable to the use of Excess Items, as determined by the Parties in good faith.
     “Excess Items” shall have the meaning assigned to it in the definition of “Adjusted Separate SNI Group Federal Tax Liability.”
     “Excess SNI Group Benefits” shall mean the amount by which the Parties agree that SNI was able to reduce its U.S. federal income Tax liability in the EWS Consolidated Return for an Affiliation Year by use of Excess Items which would reduce the Adjusted Separate EWS Group Federal Tax Liability for such year, if zero, below zero (“SNI Additional Excess Items”). Use of SNI Additional Excess Items shall otherwise be subject to the same limitations and other provisions applicable to the use of Excess Items, as determined by the Parties in good faith.
     “Fifty-Percent or Greater Interest” shall mean a “50-percent or greater interest” for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations promulgated thereunder.
     “Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.
     “Foreign Attribute” shall mean any item of income, gain, loss or deduction or any asset or liability relevant to the computation of taxable income from sources without the United States and any item of Credit described in Section 901 or 902 of the Code (without regard to the limitation of Section 904 of the Code).
     “Fraction” shall have the meaning assigned to it in Section 2.03(a).
     “Highest Combined Tax Rate” for the taxable year in question shall mean the sum of (i) the Highest Federal Tax Rate, and (ii) in the case of a corporation, the average, weighted by jurisdiction, of the highest U.S. state and local income, franchise, and gross receipts Tax rates that would be applicable to such a corporation (net of any U.S. federal income Tax benefit), or in the case of a Person other than a corporation, the highest U.S. state and local income Tax rates (net of any U.S. federal income Tax benefit) that would be applicable to such Person or the beneficial owner(s) of such Person.
     “Highest Federal Tax Rate” for the taxable year in question shall mean (i) in the case of a corporation, the highest U.S. federal income Tax rate applicable to a corporation, or (ii) in the case of a Person other than a corporation, the highest U.S. federal income Tax rate that would be applicable to such Person or the beneficial owner(s) of such Person.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     “Income Tax Benefit” shall mean the amount of the Tax savings realized by the applicable group, as determined by the Parties. Such amount shall be determined by comparing (i) the actual U.S. federal income Tax liability and the corresponding U.S. state and local income Tax liability (net of any federal Tax benefit) of the applicable group for the taxable year in question without giving effect to the items in question with (ii) the actual U.S. federal income Tax liability and the corresponding U.S. state and local Tax liability (net of any federal Tax benefit) of the applicable group for such year after giving full effect to such items. An Income Tax Benefit shall be deemed to be realized at the time that the applicable group receives a refund or credit for refund from the relevant Taxing authority.
     “Income Tax Detriment” shall mean the amount of additional Tax incurred by the applicable group, as determined by the Parties. Such amount shall be determined by comparing (i) the actual U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable group for the taxable year in question after giving full effect to the items in question with (ii) the actual U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable group without giving effect to such items. Unless otherwise provided herein, an Income Tax Detriment shall be deemed to be incurred at such time as payment is made to the relevant Taxing authority upon a Final Determination of items in questions. In computing the Tax liability of the EWS Group for purposes of clause (i) of the second sentence of this definition or clause (ii) of the second sentence of the definition of “Income Tax Benefit” above, increases or decreases in the U.S. federal, state or local income Tax liability of the EWS Group attributable to the effect on EWS’ (or any EWS subsidiary’s) basis in the stock of any member of the SNI Group will not be taken into account.
     “Internal Distribution” shall mean the distribution by Scripps Howard Broadcasting Company of all of the common stock of SNI to EWS.
     “IRS” shall mean the U.S. Internal Revenue Service.
     “Joint EWS/SNI Director” shall have the meaning assigned to it in the Employee Matters Agreement.
     “Minimum Tax Credit” shall have the meaning assigned to it in Section 2.03.
     “Newspaper Business and EWS Businesses” shall mean the business of EWS so designated, as described in the Ruling Request.
     “NOLs” shall have the meaning assigned to it in Section 3.03.
     “Options” shall have the meaning assigned to it in the Employee Matters Agreement.
     “Person” shall mean an individual or a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity, without regard to whether such entity is treated as disregarded for U.S. federal income Tax purposes.
     “Post-Affiliation Year” shall mean a taxable period after the Distribution Date during which SNI and its subsidiaries do not join the EWS Group in the filing of a EWS Consolidated Return.
     “Post-Combined Year” shall mean a taxable period after the Distribution Date during which SNI and its subsidiaries do not join a Total Combined Group in the filing of a Combined Return with an EWS Combined Group.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     “Proportionate Basis” shall mean, with respect to an item or items attributable to a particular member or members of the SNI Group, the determination of the portion of such items based on the total value of such items over the total value of all items in the same category for the entire EWS Group for the same Affiliation Year of the EWS Group, subject to any appropriate Adjustments thereto, as determined by the Parties.
     “Proposed EWS Group Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which EWS would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire through the acquisition of an option or otherwise, from EWS and/or one or more holders of EWS Capital Stock, an amount of EWS Capital Stock that would, when combined with any other changes in ownership of EWS Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise 40% or more of (A) the value of all outstanding EWS Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding EWS Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder.
     “Proposed SNI Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which SNI would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire through the acquisition of an option or otherwise, from SNI and/or one or more holders of SNI Capital Stock, an amount of SNI Capital Stock that would, when combined with any other changes in ownership of SNI Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise 40% or more of (A) the value of all outstanding SNI Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding SNI Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder.
     “RAR” shall have the meaning assigned to it in Section 8.03.
     “Representation Letters” shall have the meaning assigned to it in Section 5.01.
     “Restricted Shares” shall have the meaning assigned to it in the Employee Matters Agreement.
     “Restricted Share Units” shall have the meaning assigned to it in the Employee Matters Agreement.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     “Ruling” shall mean (a) the private letter ruling (and any supplemental private letter ruling) issued by the IRS to EWS in connection with the separation and distribution and (b) any similar ruling (including any supplemental ruling) issued by any Taxing authority other than the IRS in connection with the Separation and Distribution.
     “Ruling Documents” means the Ruling and the Ruling Request.
     “Ruling Request” means any letter filed by EWS with the IRS or any other Taxing authority requesting a ruling regarding certain tax consequences of the Separation and Distribution (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter, including but not limited to the request for rulings to the IRS in respect of the Distribution and related matters, dated November 28, 2007.
     “Section 6.02 Claims” shall mean claims for refund attributable to items described in and filed pursuant to Section 6.02 of this Agreement.
     “Separation” shall have the meaning assigned to it in the recitals to this Agreement.
     “SNI Additional Excess Items” shall have the meaning assigned to it in the definition of “Excess SNI Group Benefits.”
     “SNI Affiliate” shall mean an Affiliate of SNI.
     “SNI AMT Liability” shall have the meaning assigned to it in Section 2.03.
     “SNI Business” means the business and operations conducted by the SNI Group from time to time, whether prior to, at or after the Effective Time, including the business and operations conducted by the SNI Group as more fully described in the Ruling Request and in the SNI Information Statement.
     “SNI Capital Stock” shall mean all classes or series of stock of SNI and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a Fifty-Percent or Greater Interest in SNI.
     “SNI Class A Common Shares” shall mean the Class A Common Shares, par value $0.01 per share, of SNI.
     “SNI Combined Group” shall mean an affiliated group of corporations (as constituted from time to time), consisting of SNI or its directly or indirectly owned subsidiaries, that EWS determines will join in filing a Combined Return with an EWS Combined Group.
     “SNI Common Voting Shares” shall mean the Common Voting Shares, par value $0.01 per share, of SNI.
     “SNI Consolidated Return” shall have the meaning assigned to it in the definition of “Adjusted Separate SNI Group Federal Tax Liability.”
     “SNI Director” shall have the meaning assigned to it in the Employee Matters Agreement.
     “SNI Group” shall mean the affiliated group of corporations (as constituted from time to time), consisting of SNI or its directly or indirectly owned subsidiaries, that EWS determines will join in filing a EWS Consolidated Return.
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     “SNI Group State Tax Liability” shall have the meaning assigned to it in Section 3.02.
     “SNI Information Statement” means the definitive information statement distributed to holders of EWS Common Shares in connection with the Distribution and filed with the SEC as Exhibit 99.1 to the Registration Statement or as an exhibit to a Form 8-K of SNI.
     “SNI Issues” shall have the meaning assigned to it in Section 8.02.
     “SNI Participant” shall have the meaning assigned to it in the Employee Matters Agreement.
     “SNI Separate AMT” shall have the meaning assigned to it in 2.03.
     “SNI Unsettled Issues” shall have the meaning assigned to it in Section 8.03.
     “Tax” or “Taxes” shall mean any tax, assessment, duty, fee or other charge imposed or collected by any government or political subdivision thereof or any Taxing authority thereunder, including but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
     “Tax Advisor” shall mean a United States law or accounting firm of national standing in the field of taxation selected by the Parties.
     “Tax Contest” shall mean an audit, review, examination, contest or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any Party (including any administrative or judicial review of any claim for refund) for any Tax period.
     “Tax-Free Status” shall mean the qualification of the Distribution and related transactions as a distribution in which no gain or loss is recognized, and no amount is includible in income, for U.S. federal income Tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code).
     “Tax-Related Losses” shall mean (i) all U.S. federal, state and local Taxes payable pursuant to any Final Determination or otherwise; (ii) all professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies, including but not limited to, any amount paid by EWS, any EWS Affiliate, SNI, or any SNI Affiliate, as the case may be, in respect of the liability of shareholders, whether paid to shareholders, the IRS, any other Taxing authority, or any other person or entity, in each case, arising from the Distribution and related transactions failing to have Tax-Free Status in any manner.
     “Tax Return” shall mean any Tax return (including any amended return), report, information return, election, notice or other document filed or to be filed with a Taxing authority, including any schedules or related or supporting information.
     “Television Network and Interactive Businesses” shall mean the business of SNI so designated, as described in the Ruling Request.
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     “Total Combined Group” shall mean, with respect to any U.S. jurisdiction that requires or permits the filing of a Combined Return, the affiliated group of corporations (as constituted from time to time), that EWS determines will join in the filing of such Combined Return that includes a EWS Combined Group and an SNI Combined Group.
     “TPIs” shall have the meaning assigned to it in Section 2.03.
     “Treasury Regulations shall mean U.S. Treasury regulations issued under the Code.
     “Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a law firm of nationally recognized standing in the field of taxation. Any such opinion shall assume that the Distribution and related transactions would have qualified for Tax-Free Status had the transaction in question not occurred.
     SECTION 1.02. General Interpretive Principles. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the term “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and any references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
     SECTION 1.03. Applicable Standards. Except as otherwise specifically provided herein, this Agreement shall supersede in all respects any and all policies and procedures governing the allocation of Tax liability among the members of the EWS Group or the Total Combined Groups. Except as otherwise specifically provided hereunder, all determinations and actions required under this Agreement will be taken by EWS and shall be made in good faith taking into account, among other factors, the goal of reducing the aggregate Taxes of the Parties. It is the intention of the Parties that this Agreement shall be administered in a manner so that the allocation of income, deduction, loss or Credit between the Parties will produce Tax consequences for the Parties, on a current, carryback and carryover basis, that are consistent with those that are required by the Code and Treasury Regulations.
ARTICLE II
U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES
     SECTION 2.01. Affiliation Years.
     (a) SNI and EWS Tax Liabilities. SNI irrevocably designates and agrees to cause each of its Affiliates to so designate EWS as its agent to take any and all actions necessary or incidental to the preparation and filing of EWS Consolidated Returns. EWS shall be responsible for, and shall indemnify and hold SNI and the SNI Affiliates harmless against all U.S. federal income tax liabilities in respect of members of the EWS Group (other than members of the SNI Group) under Treasury Regulations Section 1.1502-6. SNI shall be responsible for, and shall indemnify and hold EWS and the EWS Affiliates harmless against, the U.S. federal income Tax liability of the SNI Group for all taxable years ending on or before December 31, 2008, including, without limitation, the 2007 Tax Liability and the 2008 Tax Liability. SNI shall be liable for and pay EWS the Adjusted Separate SNI Group Federal Tax Liability for each such Affiliation Year. EWS shall pay SNI, but SNI shall remain liable for, Excess EWS Group Benefits, if any, for any such year if the Adjusted Separate SNI Group Federal Tax Liability for such year is zero. SNI shall pay EWS but EWS shall remain liable for, Excess SNI Group Benefits, if any, for the
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

Taxable year of the EWS Group ending on December 31, 2007, if the Adjusted Separate EWS Group Federal Tax Liability for such Taxable year is zero.
     (b) 2007 Tax Liability. At least three (3) business days before EWS files the EWS Consolidated Return for the 2007 Taxable Year, the Parties shall determine the amount of the 2007 Tax Liability or any Excess EWS Group Benefits for such year (“2007 Excess EWS Group Benefits”) or any Excess SNI Group Benefits for such year (“2007 Excess SNI Group Benefits”). SNI shall pay to EWS or EWS shall pay to SNI an amount equal to the difference between (i) the 2007 Tax Liability and (ii) (A) the sum of any payments previously made by SNI to EWS with respect to the 2007 Tax Liability, reduced (to and below zero) by (B) the sum of any payments previously made or to be made by EWS to SNI in respect of any 2007 Excess EWS Group Benefits and increased by the payments made or to be made by SNI to EWS with respect to the 2007 Excess SNI Group Benefits. The “2007 Tax Liability” is the Adjusted Separate SNI Group Federal Tax Liability for the taxable year ending on December 31, 2007 (“2007 Taxable Year”). Payment by SNI is due within one (1) business days after notice by EWS. Payment by EWS is due within thirty (30) business days of filing the EWS Consolidated Return for the 2007 Taxable Year.
     SECTION 2.02. 2008 Taxable Year.
     (a) 2008 Tax Liability. SNI shall be responsible and pay EWS for, and shall indemnify and hold EWS and the EWS Affiliates harmless against, the “2008 Tax Liability,” which shall include, but not be limited to, all liabilities arising from the triggering of intercompany and other items as described in clause (iii) of the definition above of “Adjusted Separate SNI Group Federal Tax Liability” and all Taxes attributable to the income of CPMCO for the 2008 Taxable Year. EWS agrees to indemnify and hold SNI and SNI Affiliates harmless against U.S. federal income tax liabilities in respect of members of the EWS Group (other than members of the SNI Group) under Treasury Regulation Section 1.1502-6 other than Tax liability attributable to the income of CPMCO for the 2008 Taxable Year. The “2008 Tax Liability” is the Adjusted Separate SNI Group Federal Tax Liability for the taxable year beginning on January 1, 2008 and ending on and including the Distribution Date (the “2008 Taxable Year”) and all taxes attributable to the income of CPMCO for the 2008 Taxable Year. EWS shall pay SNI but SNI shall remain liable for the Excess EWS Group Benefits, if any, for the taxable year of the EWS Group ending on December 31, 2008 if the Adjusted Separate SNI Group Federal Tax Liability is zero under the preceding sentence (“2008 Excess EWS Group Benefits”). SNI shall pay EWS but EWS shall remain liable for, Excess SNI Group Benefits, if any, for the Taxable year of the EWS Group ending on December 31, 2008, if the Adjusted Separate EWS Group Federal Tax Liability for such Taxable year is zero (“2008 Excess SNI Group Benefits”).
     (b) Estimated Payments, Etc. From and after the date of this Agreement, SNI shall pay to EWS no later than the day before each due date for the payment of quarterly estimated U.S. federal income Taxes for the taxable year of the EWS Group ending on December 31, 2008 and the payment due March 15, 2009 the difference, if any, between (A) 2008 Tax Liability due based on the method for making estimated payments elected by EWS pursuant to Section 6655 of the Code, and (B) the sum of any payments previously made by SNI to EWS with respect to the 2008 Tax Liability.
     (c) Payment Upon Filing Return. At least three (3) business days before the day that EWS files the EWS Consolidated Return for the 2008 Taxable Year, EWS shall determine the amount of the 2008 Tax Liability, any 2008 Excess EWS Group Benefits, and any 2008 Excess SNI Group Benefits. SNI shall pay to EWS or EWS shall pay to SNI, as the case may be, the difference between (i) the 2008 Tax Liability and (ii) (A) the sum of the payments previously made by SNI to EWS with respect to the 2008 Tax Liability reduced (to and below zero) by (B) the sum of any payments previously made or to be made by EWS to SNI in respect of any 2008 Excess EWS Group Benefits and increased by any payments
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made or to be made by SNI to EWS in respect of any 2008 Excess SNI Group Benefits and all Taxes attributable to the income of all CPMCO for the 2008 Taxable Year. Payment by SNI is due within at least one (1) business day before the date on which such Tax is required to be paid. Payment by EWS is due within thirty (30) business days of filing the EWS Consolidated Return for the 2008 Taxable Year.
     (d) Settling Tax Payable Accounts. On or before the Distribution Date, SNI and EWS shall cooperate to settle all intercompany accounts with respect to Taxes for all Affiliation Years and all Combined Years based on the most accurate and complete information then available. SNI and EWS shall finally settle such accounts as otherwise provided in this Article II.
     (e) Assignment of Taxable Items. The Parties shall determine the amounts of income, gain, loss, deduction, and Credit of the SNI Group for the 2008 Taxable Year that are properly includable in the EWS Consolidated Return for the taxable year of the EWS Group ending on December 31, 2008. For all relevant purposes of this Agreement, the members of the SNI Group and each SNI Combined Group shall cease to be members of the EWS Group and their respective Total Combined Groups, as of the end of the Distribution Date, and SNI shall cause the books of account of the members of the SNI Group and the SNI Combined Groups to be closed for accounting and Tax purposes as of the end of the Distribution Date in accordance with EWS’s direction. In determining consolidated taxable income for the taxable period that ends on the Distribution Date, the income and other items of the SNI Group shall be determined in accordance with Treasury Regulations Section 1.1502-76(b)(1), -76(b)(2)(i) and — 76(b)(2)(iv) and no election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items. However, an allocation shall be made under Treasury Regulations Section 1.1502-76(b)(2)(iii) if such allocation is determined by the Parties to be necessary to appropriately allocate income in the event that the Distribution Date occurs on any date other than the last or first day of any month. Pursuant to Treasury Regulations Section 1.1502-76(b)(2)(vi), any item of a pass-through entity that is owned by a member of the SNI Group shall be allocated as if such member sold its entire interest in the entity immediately before the Distribution. In the event that a member or members of the SNI Group would be treated as owning an interest of less than 50% in the aggregate in such pass-through entity, then pursuant to Treasury Regulations Section 1.706-1(c)(ii), each such member’s share of any distributive items shall be the amount determined by taking into account the pro rata part of such items that such member would have included in taxable income had such member remained a partner or owner of the pass-through entity until the end of the partnership tax year based on the portion of the partnership taxable year that has elapsed through the Distribution Date or upon such other reasonable method that the Parties may agree. SNI and SNI Affiliates shall file their respective Tax Returns for the taxable period beginning on the first day after the Distribution Date consistently with such determinations.
     (f) Determining Foreign Attributes. Without limiting the foregoing, the Parties shall also determine the portion of any Foreign Attribute for the SNI Group that is allocable to the taxable year ending December 31, 2008, provided, that such portion to be allocated will not include any amount described in Section 951(a) of the Code (relating to inclusions in income of controlled foreign corporation earnings) or any amount described in Section 1293(a) of the Code (relating to inclusions in income of qualified electing fund earnings), or any indirect foreign Tax Credit under Sections 960 and 1293(f) of the Code for foreign income Taxes deemed paid with respect to either of these items; and provided, further, that, without the prior written consent of EWS, such consent not being unreasonably withheld, SNI and its subsidiaries shall not elect to recapture an amount of taxable income from sources without the U.S. of any member of the SNI Group greater than the minimum amount required by Section 904(f)(1) of the Code for any Affiliation Year. SNI shall provide EWS with all information it reasonably requests to make any determination under this subsection (f). EWS will likewise share all information with SNI necessary for SNI to determine its share of the consolidated foreign Tax Credits for the taxable year ending December 31, 2008 and all prior taxable years.
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     SECTION 2.03. U.S. Federal Alternative Minimum Tax.
     (a) SNI Tax Liability. Notwithstanding any other provision in this Agreement, if, for any Affiliation Year, the EWS Group is liable for alternative minimum Tax for U.S. federal income Tax purposes (or any similar U.S. federal Tax) (“AMT”) and the SNI Group would be liable for AMT if it filed a Tax Return as a separate consolidated group (“SNI Separate AMT”), SNI shall pay to EWS an amount (the “SNI AMT Liability”) determined by the Parties equal to the product of the AMT liability for the EWS Group (the “EWS AMT Liability”) and a fraction (the “Fraction”) (x) the numerator of which is the sum of the Tax preference items and adjustments of the SNI Group relevant for purposes of the computation of AMT (the “TPIs”) for such Affiliation Year and (y) the denominator of which is the sum of the TPIs of all members of the EWS Group for such Affiliation Year. The SNI AMT Liability for such Affiliation Year shall not exceed the amount of the SNI Separate AMT for such Affiliation Year.
     (b) Minimum Tax Credits. If for any Affiliation Year SNI has paid to EWS the SNI AMT Liability, EWS shall pay to SNI its proportionate share (determined below) of the minimum Tax credit for U.S. federal income Tax purposes (the “Minimum Tax Credit”) arising from such Affiliation Year which is actually utilized by the EWS Group in a subsequent Affiliation Year. SNI’s proportionate share of such credit for any Affiliation Year shall be equal to the product of such credit and the Fraction (defined in subsection (a) above). In no event shall SNI be paid amounts in the aggregate in respect of such credit in excess of the corresponding SNI AMT Liability.
ARTICLE III
U.S. COMBINED STATE AND LOCAL INCOME TAX LIABILITIES
     SECTION 3.01. Returns Covered. If any member of an EWS Combined Group and any member of an SNI Combined Group are required to file, or if the Parties elect that any member of an EWS Combined Group and any member of an SNI Combined Group shall file a Combined Return for any taxable years, or where any U.S. state or local Taxing authority successfully asserts such a combined filing requirement, the allocation and settlement of amounts due between the Parties shall be governed by this Article III.
     SECTION 3.02. Pre-2008 Taxable Year. For each taxable year ending on or before December 31, 2007, the Parties shall determine each SNI Combined Group’s respective share, as determined below, of the total U.S. state and local Tax liability in each such Combined State (each a “Combined State Total Tax Liability”). The SNI Combined Group’s share of each Combined State Total Tax Liability (“SNI Group State Tax Liability”) will be based on the apportionment percentage of all members of the SNI Combined Group, determined with reference only to those companies that are subject to such state’s taxing jurisdiction, as if such members of the SNI Combined Group had filed a separate Combined Return. The SNI Group State Tax Liability will include any minimum or similar Taxes for members of each SNI Combined Group that may be required by the relevant state or locality. SNI shall be responsible for and pay to EWS, and shall indemnify EWS and EWS Affiliates from and against the SNI Group State Tax Liability for each Combined Return for all taxable years ending on or before December 31, 2007. Any Combined State Total Tax Liability in excess of the SNI Group State Tax Liability (“EWS Group State Tax Liability”) shall be the responsibility of EWS and EWS shall indemnify SNI and SNI Affiliates from and against the EWS Group State Tax Liability for all taxable years ending on or before December 31, 2007.
     SECTION 3.03. Operating Losses. Consistent with the approach applied for operating units of Total Combined Groups, the SNI Group State Tax Liability will not be reduced by, nor will SNI or any other SNI Combined Group member receive any payment, credit or benefit for, U.S. state or local net operating losses (“NOLs”), including any carryback or carryover NOLs, that any such member generates
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for U.S. state or local income Tax purposes on a stand-alone basis, whether or not they are used in a Combined Return (except insofar as such NOLs may reduce the SNI Combined Group’s share of the total U.S. state and local Tax liability for a Total Combined Return).
     SECTION 3.04. 2008 Taxable Year. For the taxable years beginning on January 1, 2008, the Parties shall determine the SNI Combined Group’s share of the total U.S state and local Tax liability in each Combined State in the same manner as set forth in Sections 3.02 and 3.03 above, taking into account the apportionment percentages and other relevant items of each appropriate SNI Combined Group through and including the Distribution Date. SNI shall be responsible for and pay to EWS, and shall indemnify EWS and the EWS Affiliates from and against, the SNI Group State Tax Liability for all Combined Returns and all Taxes attributable to the income of CPMCO for the taxable years beginning January 1, 2008.
     SECTION 3.05. Short-Year State and Local Returns. EWS and SNI agree that Combined Returns filed for Tax periods beginning January 1, 2008, will reflect a short taxable year for SNI ending on the Distribution Date in any state or local taxing jurisdiction in which such Tax year is allowed by administrative practice, whether or not required by law.
     SECTION 3.06. Estimated Taxes, Etc. For each Combined State, the Parties will determine the SNI Combined Group’s estimated Tax payments and extension payments (collectively, “Estimated State Taxes”), will prescribe the information required to be provided by the SNI Combined Group to support EWS’s preparation and filing of Combined Returns and payment of Estimated State Taxes, together with a schedule of due dates for providing of such information and paying its share of Estimated State Taxes, and SNI will timely and accurately provide and pay the same to EWS, the Parties will calculate the aggregate SNI Group State Tax Liability for all Combined States for a Combined Year less a credit for aggregate Estimated State Taxes paid or determine the refund due to SNI to the extent aggregate Estimated State Taxes paid by SNI exceed the aggregate SNI Group State Tax Liability. Payment by SNI is due within one (1) business day before the date such Tax are required to be paid. Payment by EWS to SNI of any SNI overpayment is due within five (5) business days after the return including the overpayment is filed.
     SECTION 3.07. Adjustments.
     (a) If an Adjustment occurs, the SNI Group State Tax Liability for the year in question shall be recomputed by the Parties, including all changes to apportionment percentages that result from such Adjustment. SNI shall make payments to EWS for an increase in the SNI Group Tax Liability or EWS shall make payments to SNI for a decrease in the SNI Group Tax Liability, including its allocable share of interest, penalties and additions to Tax and external costs. Payment in respect of such Adjustments by SNI is due at least one (1) business day before the date payment of such Adjustment is required to be made. Payment in respect of such Adjustments by EWS is due within five (5) business days after EWS receives a refund or credit for refund in respect of the items in question.
     (b) Subject to Article VIII, the Parties shall jointly control all Tax Contests relating to any such Adjustments.
ARTICLE IV
SEPARATE TAX RETURN OBLIGATIONS
     SECTION 4.01. SNI Tax Liability. SNI shall be responsible for, and shall indemnify and hold harmless EWS and EWS Affiliates against, any and all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include EWS or any EWS
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Affiliate; provided, however, for the 2008 Taxable Year the SNI Tax Liability shall include all Taxes attributable to the income of CPMCO.
     SECTION 4.02. EWS Tax Liability. EWS shall be responsible for, and shall indemnify and hold harmless SNI and SNI Affiliates against, any and all U.S. federal, state and local and non-U.S. Taxes that are required to be reported on any separate Tax Return that does not include SNI or any SNI Affiliate; provided, however, for the 2008 Taxable Year the EWS Tax Liability shall not include any Taxes attributable to the income of CPMCO.
     SECTION 4.03. Separate Return Adjustments. If there is an adjustment to a separate Tax Return of EWS and/or EWS Affiliates, or SNI and/or SNI Affiliates, as the case may be, that results in the inclusion in income in such Tax Return of income attributable to the other group of companies, and the recipient thereby incurs an Income Tax Detriment, SNI shall pay to EWS or EWS shall pay to SNI, as the case may be, an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the Final Determination of such Income Tax Detriment.
ARTICLE V
TAX-FREE STATUS OF DISTRIBUTION
     SECTION 5.01. Tax-Free Status Ruling, Etc. SNI will not take or fail to take or permit any SNI Affiliates to take or fail to take any action inconsistent with or that will cause to be untrue any material information or representation in the Ruling Documents, representation letters that the Tax Advisor relied upon in rendering an opinion or opinions on the Tax-Free Status (“Representation Letters”) or formal advice or opinion. EWS will not take or fail to take or permit any EWS Affiliates to take or fail to take any action inconsistent with or that will cause to be untrue any material information or representation in the Ruling Documents, Representation Letters or formal advice or opinion. In the event any material information or representation in the Ruling Documents or Representation Letters shall be untrue, EWS and SNI agree to allocate the Distribution Taxes arising therefrom 20% to EWS and 80% to SNI, SNI shall be responsible for, and shall indemnify and hold EWS and EWS Affiliates, and their direct and indirect shareholders harmless against, 80% of any Distribution Taxes and EWS shall be responsible for and shall indemnify and hold SNI and SNI Affiliates, and their direct and indirect shareholders harmless against 20% of any Distribution Taxes.
     SECTION 5.02. Maintaining Status of Active Business. SNI agrees that it intends to maintain the status of the Television Network and Interactive Businesses as an active trade or business as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder, that is part of, or treated as part of, the SNI Group for U.S. federal income Tax purposes. EWS agrees that it intends to maintain the status of the Newspaper Business and EWS Businesses as an active trade or business as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder that is part of, or treated as part of the EWS Group for U.S. federal income Tax purposes.
     SECTION 5.03. Limits on Proposed Acquisition Transactions.
     (a) SNI agrees that, from the date hereof until the first day after the second anniversary of the Distribution Date, it shall not (i) enter into any Proposed SNI Acquisition Transaction, approve any Proposed SNI Acquisition Transaction or, to the extent SNI has the right to prohibit any Proposed SNI Acquisition Transaction, permit any Proposed SNI Acquisition Transaction to occur (whether by redeeming rights under a shareholder rights plan, finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed SNI Acquisition Transaction), (ii) merge or consolidate with any other Person or liquidate or
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

partially liquidate, (iii) sell or otherwise transfer in a single transaction or series of transactions 40% or more of the gross or net assets of the SNI Business or 40% or more of the consolidated gross or net assets of SNI and the SNI Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through an SNI Affiliate) any SNI Capital Stock, or rights to acquire such stock; (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of SNI Capital Stock (including, without limitation, through the conversion of one class of SNI Capital Stock into another class of SNI Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Ruling Documents, or Representation Letters, or any rulings, formal advice or opinion described in Section 5.01 above) which in the aggregate (taking into account any other transactions described in this Section 5.03) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, SNI Capital Stock representing a Fifty-Percent or Greater Interest in SNI or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) SNI shall have requested that EWS obtain a private letter ruling from the IRS and EWS shall have received such a ruling in form and substance satisfactory to EWS that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (B) SNI shall provide EWS with an Unqualified Tax Opinion in form and substance acceptable to EWS (and on which EWS may rely) that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (C) EWS shall have waived the requirement to obtain such ruling or opinion. In determining whether such a ruling is satisfactory or such opinion is acceptable, EWS may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion. To the extent that any such ruling or opinion concerns the acquisition of a Fifty-Percent or Greater Interest in SNI, it shall expressly conclude that such acquisition will satisfy one or more of the safe harbors described in the Treasury Regulations promulgated under Section 355(e) of the Code. SNI shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse EWS for all external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion.
     (b) EWS agrees that, from the date hereof until the first day after the second anniversary of the Distribution Date, it shall not (i) enter into any Proposed EWS Group Acquisition Transaction, approve any Proposed Acquisition Transaction or, to the extent EWS has the right to prohibit any Proposed EWS Group Acquisition Transaction, permit any Proposed EWS Group Acquisition Transaction to occur (whether by redeeming rights under a shareholder rights plan, finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed EWS Group Acquisition Transaction), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) sell or otherwise transfer in a single transaction or series of transactions 40% or more of the gross or net assets of the EWS Business or 40% or more of the consolidated gross or net assets of EWS and the EWS Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through an EWS Affiliate) any EWS Capital Stock, or rights to acquire such stock; (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of EWS Capital Stock (including, without limitation, through the conversion of one class of EWS Capital Stock into another class of EWS Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Ruling Documents, or Representation Letters, or any rulings, formal advice or opinion described in Section 5.01 above) which in the aggregate (taking into account any other transactions described in this Section 5.03) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, EWS Capital Stock representing a
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Fifty-Percent or Greater Interest in EWS or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) EWS shall have obtained a private letter ruling from the IRS and EWS shall have received such a ruling in form and substance satisfactory to SNI that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (B) EWS shall provide SNI with an Unqualified Tax Opinion in form and substance acceptable to SNI (and on which SNI may rely) that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (C) SNI shall have waived the requirement to obtain such ruling or opinion. In determining whether such a ruling or opinion is satisfactory, SNI may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion. To the extent that any such ruling or opinion concerns the acquisition of a Fifty-Percent or Greater Interest in EWS, it shall expressly conclude that such acquisition will satisfy one or more of the safe harbors described in the Treasury Regulations promulgated under Section 355(e) of the Code. EWS shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse EWS for all external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion.
     SECTION 5.04. Indemnity.
     (a) Subject to subsection (c) of this section, SNI shall be responsible for, and shall indemnify and hold EWS and EWS Affiliates and their direct and indirect shareholders harmless against any Distribution Taxes, to the extent such Distribution Taxes are attributable to, caused by, or result from one or more of the following:
          (i) any action or omission by SNI or any SNI Affiliate, at any time, that is inconsistent with any information, covenant or representation in the Ruling Documents, Representation Letters or any tax opinions concerning the Tax-Free Status of the Distribution;
          (ii) any action or omission by SNI or any SNI Affiliate, after the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;
          (iii) any acquisition of any stock or assets of SNI or any SNI Affiliate, by one or more other Persons (other than EWS or any EWS Affiliate) prior to or following the Distribution;
          (iv) any issuance of stock by SNI or any SNI Affiliate, after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or
          (v) any change in ownership of stock in SNI or any SNI Affiliate after the Distribution.
     (b) Subject to subsection (c) of this section, EWS shall be responsible for, and shall indemnify and hold SNI and SNI Affiliates and their direct and indirect shareholders harmless against any Distribution Taxes, to the extent such Distribution Taxes are attributable to, caused by, or result from one or more of the following:
          (i) any action or omission by EWS or any EWS Affiliate, at any time, that is inconsistent with any information, covenant or representation in the Ruling Documents, Representation Letters or any tax opinions concerning the Tax-Free Status of the Distribution;
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

          (ii) any action or omission by EWS or any EWS Affiliate, after the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;
          (iii) any acquisition of any stock or assets of EWS or any EWS Affiliate, by one or more other Persons prior to or following the Distribution;
          (iv) any issuance of stock by EWS or any EWS Affiliate, after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or
          (v) any change in ownership of stock in EWS or any EWS Affiliate after the Distribution.
     (c) For purposes of calculating the amount and timing of any Tax-Related Loss in connection with any Tax payable by an indemnified party, such loss shall be calculated by assuming that the indemnified party pays income Tax at the Highest Combined Tax Rate in effect in each relevant taxable year and that the income arising in connection with the Tax-Related Losses is the only item of income, deduction, Credit or loss for such year. SNI shall pay EWS or such other applicable indemnified party the amount of any such Tax-Related Losses for which SNI is responsible under this Section 5.04 within one (1) business day before payment is due from EWS or such other party. EWS shall pay SNI or such other applicable indemnified party the amount of any such Tax-Related Losses for which EWS is responsible under this Section 5.04 within one (1) business day before payment is due from SNI or such other party.
     (d) Until all applicable statutes of limitations with respect to Distribution Taxes expire (after giving effect to any extensions or waivers thereof), SNI shall not (i) merge or consolidate with any other Person or liquidate or partially liquidate into any other Person, (ii) sell or otherwise transfer to any other Person or group of Persons, directly or indirectly, in a single transaction or series of transactions 25% or more of the gross or net assets of SNI (such percentage to be determined based on fair market value as of the Distribution Date), (iii) engage in any other reorganization or restructuring with any other Person, or (iv) agree or permit any Person or group of Persons, directly or indirectly, in a single transaction or series of transactions, to acquire a Fifty Percent or Greater Interest in SNI, unless, in each case, each such Person agrees, to EWS’ satisfaction, to be jointly and severally liable with SNI in its obligations under this Article V.
     (e) Until all applicable statutes of limitations with respect to Distribution Taxes expire (after giving effect to any extensions or waivers thereof), EWS shall not (i) merge or consolidate with any other Person or liquidate or partially liquidate into any other Person, (ii) sell or otherwise transfer to any other Person or group of Persons, directly or indirectly, in a single transaction or series of transactions 25% or more of the gross or net assets of EWS (such percentage to be determined based on fair market value as of the Distribution Date), (iii) engage in any other reorganization or restructuring with any other Person, or (iv) agree or permit any Person or group of Persons, directly or indirectly, in a single transaction or series of transactions, to acquire a Fifty Percent or Greater Interest in EWS, unless, in each case, each such Person agrees, to SNI’s satisfaction, to be jointly and severally liable with EWS in its obligations under this Article V.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

ARTICLE VI
CARRYOVER AND CARRYBACK ITEMS
     SECTION 6.01. Carryovers to Post-Affiliation Years. The Parties will apportion any U.S. federal consolidated net operating or capital losses, Credits or other applicable items between members of the SNI Group (departing from the EWS Group as a consequence of the Distribution and related transactions) and members of the EWS Group (not taking into account SNI Group members) pursuant to applicable Treasury Regulations promulgated under Section 1502 of the Code. Such consolidated items and their apportionment will be adjusted to reflect any Adjustments that take place in applicable Affiliation Years.
     SECTION 6.02. Carrybacks from Post-Affiliation Years.
     (a) Carryback Items. If SNI and/or its subsidiaries sustain U.S. federal capital or net operating losses or generate U.S. federal Credits in a Post-Affiliation Year which may be carried back to an Affiliation Year and will generate an Income Tax Benefit, SNI may request EWS to file a Section 6.02 Claim with the IRS with respect to the U.S. federal income Tax liability of the EWS Group for such Affiliation Year. EWS shall have sole discretion whether to accept a request to file carryback claims (except for foreign Tax Credit or domestic source capital loss carryback claims) and file any amended Tax Returns or claims for refund relating thereto, which discretion may be exercised without regard to satisfying a standard of good faith or any other standard provided for in this Agreement or elsewhere. With regard to requests to file foreign Tax Credit or domestic source capital loss carryback claims to an Affiliation Year, EWS will implement such requests it determines in good faith to be available on the terms set forth hereinafter.
     (b) Procedures. If EWS files a Section 6.02 Claim, EWS shall have full control over the Section 6.02 Claim and will consult with SNI to determine the nature of all actions to be taken in connection with such claim. If there is any limitation that applies to the EWS Group in respect of all or a portion of the items that comprise a Section 6.02 Claim in respect of foreign Tax Credits or domestic source capital losses, any Income Tax Benefit in respect of such claim shall be determined by EWS in consultation with SNI. If there any limitations in the ability of the EWS Group to utilize items in the same category as the items that comprise such claim, any Income Tax Benefit will be determined by EWS in consultation with SNI based on the assumption that the items were utilized on a Proportionate Basis, EWS will pay to SNI the amount of the Income Tax Benefit, if any, derived from such claim within 30 business days after it receives a refund or credit for refund therefor. SNI will repay to EWS all or a portion of such amount to the extent the Income Tax Benefit is reduced as a result of an Adjustment for any Affiliation Year or otherwise, together with applicable interest and penalties. If EWS elects to file a Section 6.02 Claim in respect of the carryback of any attribute other than foreign Tax Credits or domestic source capital losses, the terms for payment and other provisions shall be determined based upon the mutual agreement, if any, of the Parties. If EWS files a Section 6.02 Claim, SNI will indemnify EWS for any additional Taxes or loss of Tax benefits incurred by a member of the EWS Group (including interest, penalties and additions to Tax) arising from such claim. EWS shall also be entitled to reimbursement from SNI for any reasonable external costs for professional services incurred by EWS in connection with the Section 6.02 Claim whether or not SNI receives payment or credit therefor.
ARTICLE VII
U.S. FEDERAL INCOME TAX ADJUSTMENTS
     SECTION 7.01. Determination. If an Adjustment occurs, the liability of SNI or EWS, as the case may be, pursuant to Article II hereof, or the amounts allocated pursuant to Article VI, shall be recomputed by the Parties. As recomputed for purposes of Article II, SNI shall make payments to EWS
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

for an increase in SNI’s liability or EWS shall make payments to SNI for an increase in EWS’ liability. For purposes of Sections 2.01 and 2.02, SNI’s liability shall be deemed to have increased by any Adjustment that results in an increase in the Adjusted Separate SNI Group Federal Tax Liability or a decrease in the Excess EWS Group Benefits, and EWS’ liability shall be deemed to have increased by any Adjustment that results in a decrease in the Adjusted Separate SNI Group Federal Tax Liability or an increase in the Excess EWS Group Benefits.
     SECTION 7.02. Payments. Payments due from SNI to EWS shall be made no later than one (1) business day before the due date for payment by EWS to a Taxing authority upon the Final Determination of the items in question, or, to the extent no such payment is due, within ten (10) business days after the date of such Final Determination. Payments due from EWS to SNI shall be made within ten (10) business days after EWS receives a refund or a credit for a refund with regard to the items in question after a Final Determination therefor. Such payments shall include any applicable interest, penalties and additions to Tax and, if applicable, any reasonable external costs for professional services incurred by EWS thereon. In calculating any interest payable by SNI to EWS hereunder, interest, if any, due from EWS to the IRS shall first be deemed to arise with respect to the increase in the liability of SNI, as determined above.
     SECTION 7.03. Procedures. Subject to Section 6.02 hereof, for any Affiliation Year or Combined Year, the Parties will determine whether to give effect, through any Tax Return, claim for refund or otherwise, to items of loss, deduction or Credit for the SNI Group which are greater than those reflected on prior Tax Returns and the nature of all actions taken with respect thereto. If EWS files such a claim, SNI will indemnify EWS for any additional Taxes or loss of Tax benefits incurred by a member of the EWS Group or the applicable Total Combined Group (including interest, penalties and additions to Tax) arising from such claim.
     SECTION 7.04. Intercompany Adjustments. If any transaction or arrangement between EWS and/or EWS Affiliates, on the one hand, and SNI and/or SNI Affiliates, on the other hand, is recharacterized for applicable Tax purposes under Section 482 of the Code or otherwise and such recharacterization results in an Income Tax Detriment to one applicable group of companies and an Income Tax Benefit to the other group, the group incurring the Income Tax Detriment shall be paid by the other group an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the Final Settlement of such Income Tax Detriment. In addition, each Party hereto shall be responsible for, and shall indemnify and hold the other Party and its Affiliates harmless against, any Taxes attributable to intercompany items or otherwise for any stock or other assets (tangible or intangible) transferred to it (or an EWS Affiliate, in the case of EWS, or an SNI Affiliate, in the case of SNI) from the other Party hereto (or an EWS Affiliate, in the case of EWS, or an SNI Affiliate, in the case of SNI) for which it is determined not to have paid or provided fair market value consideration.
ARTICLE VIII
INCOME TAX PROCEEDINGS
     SECTION 8.01. Notice. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax audit, assessment, proceeding or other Tax Contest of which it becomes aware that could affect any Tax liability for which the other Party may be responsible under this Agreement; provided, however, that failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent the Party providing indemnification is actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing such matters in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing authority in respect of any such matters.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     SECTION 8.02. SNI and EWS Issues. EWS and SNI hereby agree that during the course of an audit or any Tax Contest relating to any Affiliation Year, they will in good faith endeavor to discuss and resolve separately with the IRS district agents or any equivalent state or local Taxing authority any SNI Issues and EWS Issues. “SNI Issues” are issues relating to items of income, gain, loss, deduction, or Credit that are attributable solely to the SNI Group and that could not reasonably have material adverse consequences for the U.S. federal, state or local income Tax liability of a member of the EWS Group (other than a member of the SNI Group) if resolved against the taxpayer. “EWS Issues” are any other issues, including issues relating to Foreign Attributes of the SNI Group.
     SECTION 8.03. Procedures.
     (a) In the event a Revenue Agent’s Report (“RAR”) or equivalent state or local report is issued with respect to an Affiliation Year and the RAR or equivalent state or local report contains Adjustments proposed with respect to SNI Issues, at SNI’s request, EWS shall protest (as provided for in applicable Treasury Regulations or applicable state or local rules and regulations) the adjustments made with respect to SNI Issues. SNI will prepare that portion of any protest which it determines should be filed in connection with any Adjustment proposed with respect to SNI Issues and shall limit such portion of the protest to the defense of the specific SNI Issues raised in the RAR or equivalent state or local report.
     (b) After the filing of such protest, EWS and SNI shall jointly meet with the IRS, state or local representatives responsible for disposing of the issues in dispute and request the separate resolution of the EWS and SNI Issues. They shall further request that the IRS or equivalent state or local Taxing authority assign separate representatives to conduct any review of or proceedings on their respective issues.
     (c) Regardless of whether the IRS or equivalent state or local Taxing authority agrees to resolve the issues affecting each Party or assign separate representatives to deal with the issues of each, EWS and SNI each will attend meetings and will prepare written presentations to be made to the IRS regarding any Adjustments proposed only with respect to its respective issues. EWS and SNI shall keep each other promptly informed of any developments and discussions at any such meetings concerning Adjustments, whether or not formally proposed, affecting the other Party.
     (d) For each Affiliation Year, EWS shall have control of all EWS Issues not otherwise settled at the audit or appeals level of the IRS or equivalent state or local Taxing authority. For each Affiliation Year, SNI shall have control of all SNI Issues not otherwise settled by SNI at the audit or appeals level of the IRS or equivalent state or local Taxing authority (“SNI Unsettled Issues”).
     (e) To the extent any EWS Issues could affect any Tax liability for which the SNI Group may be responsible, SNI shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or Adjustment, and EWS shall not settle any such EWS Issue without the consent of SNI, such consent not to be unreasonably withheld. To the extent that any SNI Issues could affect any Tax liability for which the EWS Group may be responsible, EWS shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or Adjustment, and SNI shall not settle any such SNI Issue without the consent of EWS, such consent not to be unreasonably withheld.
     SECTION 8.04. Forum for Judicial Proceedings.
     (a) Prior to instituting legal proceedings with respect to an SNI Unsettled Issue, SNI shall, at its sole cost and expense, unless EWS agrees to waive the same, obtain an evaluation of the SNI Unsettled Issues from an independent attorney experienced in the field of U.S. federal corporate income Taxation,
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

who shall be selected jointly by the Parties and who, in the case of a listed or reportable transaction for U.S. federal income Tax Purposes, is not a disqualified Tax advisor within the meaning of Section 6664(d)(3)(B)(ii) of the Code. The evaluation shall state, for the SNI Unsettled Issues on an issue by issue basis, whether, in the opinion of the attorney (which in the case of a listed transaction or reportable transaction for U.S. federal income Tax purposes does not constitute a disqualified Tax opinion as defined in Section 6664(d) of the Code) the filing position will more likely than not be sustained. Any discussions with respect to the evaluation shall be held with both Parties jointly, and such attorney shall send a copy of the evaluation (including any drafts thereof) to both Parties simultaneously.
     (b) If the evaluation discloses any SNI Unsettled Issues which do not fully meet the aforementioned standards as applicable, SNI shall be obligated to settle such issues with the IRS or equivalent state or local authority at its own cost and expense within a reasonable period of time after receipt of the evaluation. In any case where judicial proceedings are instituted, with respect to an Affiliation Year, EWS shall be entitled to select the forum for such judicial proceedings, unless such proceedings involve SNI Unsettled Issues or issues that could affect any Tax liability for which the SNI Group may be responsible. If SNI Unsettled Issues or issues that could affect any Tax liability for which the SNI Group may be responsible are involved, SNI shall be entitled to participate in the selection of the forum for judicial proceedings. Each Party shall bear the costs of litigation in respect of its own issues.
     (c) Prior to instituting legal proceedings with respect to an EWS Unsettled Issue, EWS shall, at its sole cost and expense, unless SNI agrees to waive the same, obtain an evaluation of the EWS Unsettled Issues from an independent attorney experienced in the field of U.S. federal corporate income Taxation, who shall be selected jointly by the Parties and who, in the case of a listed or reportable transaction for U.S. federal income Tax Purposes, is not a disqualified Tax advisor within the meaning of Section 6664(d)(3)(B)(ii) of the Code. The evaluation shall state, for the EWS Unsettled Issues on an issue by issue basis, whether, in the opinion of the attorney (which in the case of a listed transaction or reportable transaction for U.S. federal income Tax purposes does not constitute a disqualified Tax opinion as defined in Section 6664(d) of the Code) the filing position will more likely than not be sustained. Any discussions with respect to the evaluation shall be held with both Parties jointly, and such attorney shall send a copy of the evaluation (including any drafts thereof) to both Parties simultaneously.
     (d) If the evaluation discloses any EWS Unsettled Issues which do not fully meet the aforementioned standards as applicable, EWS shall be obligated to settle such issues with the IRS or equivalent state or local authority at its own cost and expense within a reasonable period of time after receipt of the evaluation. EWS shall be entitled to select the forum for such judicial proceedings, unless such proceedings involve SNI Unsettled Issues or issues that could affect any Tax liability for which the SNI Group may be responsible. If EWS Unsettled Issues or issues that could affect any Tax liability for which the SNI Group may be responsible are involved, SNI shall be entitled to participate in the selection of the forum for judicial proceedings. Each Party shall bear the costs of litigation in respect of its own issues.
ARTICLE IX
PAYMENTS
     SECTION 9.01. Reporting of Indemnity Payments, Etc. Any Tax indemnity payments hereunder or payments made in respect of Tax-Related Losses hereunder shall, unless otherwise required by law, be reported for Tax purposes by the payer and the recipient as a cash capital contribution by EWS or a cash distribution by SNI, as the case may be, immediately before the Distribution. If, notwithstanding such reporting, such payment results in additional taxable income to the recipient, such payments shall be increased such that the amount that the recipient receives (net of Taxes) shall equal the amount of the payment that it would otherwise be entitled to receive pursuant to this Agreement.
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

     SECTION 9.02. Interest on Late Payments. If any payments hereunder are not made when due, interest shall accrue on the unpaid amount at the underpayment rate for large corporate underpayments, in effect from time to time under Section 6621 of the Code, while such amount is outstanding.
ARTICLE X
TAX RETURNS
     SECTION 10.01. Cooperation and Furnishing of Tax Return Information.
     (a) Cooperation. EWS and SNI each agree to cooperate fully in connection with the preparation of any Tax Return relating to any Affiliation Year or Combined Year and the resolution of any related Tax audits, proceedings or disputes.
     (b) Tax Return Information. For purposes of the preparation by EWS of Tax Returns for the taxable years ending on December 31, 2007 and December 31, 2008, respectively, on or prior to such date(s) as specified by EWS, SNI shall provide EWS with Tax information for all members of each SNI Combined Group, including but not limited to, schedule(s) showing the items of income, gain, loss, deduction and Credit and Foreign Attributes with respect to each such taxable year required to be included in applicable Tax Returns and complete work papers together with such other information as EWS may request. The information provided by SNI shall be consistent with any similar information provided by SNI to EWS for prior taxable years.
     (c) SNI Disclosures. SNI represents that it has provided, and agrees to promptly provide, to EWS complete and accurate information that is required or EWS requests to satisfy all applicable U.S. federal, state and local, and non-U.S. disclosure and reporting requirements in respect of listed transactions, reportable transactions and other transactions that may be viewed as Tax-motivated, including, but not limited to, U.S. state expense disallowance information. SNI also represents that it has provided, and agrees to promptly provide, to EWS all documents and other information that is required or EWS requests to satisfy the transfer pricing and other documentation requirements set forth in Sections 482 and 6662 of the Code and the Treasury Regulations thereunder or otherwise (including analogous provisions under U.S. state and local or non-U.S. law), including but not limited to, principal documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(B), and to address any transfer pricing audit issue arising under Section 482 of the Code or otherwise, shall promptly provide to EWS any documents and information it may request, including background documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(C). SNI further represents that it has provided, and agrees to promptly provide, to EWS all internal and external tax opinions memoranda relating to the transactions and other matters addressed in this subsection (c). If SNI fails to timely satisfy the requirements of this subsection (c), it will indemnify, and hold EWS and EWS Affiliates harmless against, any Taxes, interest, penalties or additions to Tax arising therefrom.
     (d) EWS Disclosures. EWS represents that it has provided, and agrees to promptly provide, to SNI complete and accurate information that is required or SNI requests to satisfy all applicable U.S. federal, state and local, and non-U.S. disclosure and reporting requirements in respect of listed transactions, reportable transactions and other transactions that may be viewed as Tax-motivated, including, but not limited to, U.S. state expense disallowance information. EWS also represents that it has provided, and agrees to promptly provide, to SNI all documents and other information that is required or SNI requests to satisfy the transfer pricing and other documentation requirements set forth in Sections 482 and 6662 of the Code and the Treasury Regulations thereunder or otherwise (including analogous provisions under U.S. state and local or non-U.S. law), including but not limited to, principal documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(B), and to address any transfer pricing audit issue arising under Section 482 of the Code or otherwise, shall promptly provide to SNI any
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

documents and information it may request, including background documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(C). EWS further represents that it has provided, and agrees to promptly provide, to SNI all internal and external tax opinions memoranda relating to the transactions and other matters addressed in this subsection (d). If EWS fails to timely satisfy the requirements of this subsection (d), it will indemnify, and hold SNI and SNI Affiliates harmless against, any Taxes, interest, penalties or additions to Tax arising therefrom.
     SECTION 10.02. Preparation of Tax Returns.
     (a) Preparation. EWS shall have sole authority for the preparation and filing of any consolidated U.S. federal income Tax Return or Combined Tax Return, which include the items of income, gain, loss, deduction and Credit of the SNI Group or any SNI Combined Group for all relevant taxable periods, including but not limited to, determination of Foreign Attributes. With respect to the U.S. federal income Tax Returns for the taxable years ending December 31, 2007 and December 31, 2008, respectively, EWS agrees to afford SNI a meaningful opportunity to review and comment on such returns, and shall consider such comments in good faith. In addition, with respect to any Combined Tax Return for the taxable years ending December 31, 2007 and December 31, 2008, respectively, in which SNI is projected to have Tax liability in excess of $10,000, EWS agrees to afford SNI a meaningful opportunity to review and comment on such returns, and shall consider such comments in good faith. Any decisions with respect to the timing, filing, or content of the above Tax Returns shall be made jointly by the Parties.
     (b) Elections. SNI and the appropriate members of the SNI Group or an SNI Combined Group shall make or give their consent to such elections or other matters relating to the SNI Group or an SNI Combined Group as the Parties determine are necessary or advisable in connection with the filing of any such Tax Returns. In addition, no member of the SNI Group may elect to be considered as not having been a member of the EWS Group for U.S. federal income Tax purposes and no member of an SNI Combined Group may elect to be considered as not having been a member of a Total Combined Group for U.S. state or local Tax purposes for any taxable year or portion thereof without the prior written consent of EWS.
ARTICLE XI
POST AFFILIATION YEARS AND POST COMBINED YEARS
     SECTION 11.01. Returns. SNI shall not and shall not permit any of the SNI Affiliates to (i) file or amend any Tax Return for the Post Affiliation Year or a Post Combined Year beginning on the first day following the Distribution Date, in a manner that is inconsistent with the manner in which EWS filed its Tax Returns in an Affiliation Year or a Combined Year or (ii) make any election for any Post Affiliation Year or Post Combined Year if such election would have the effect of binding or requiring conformity by any member of the EWS Group or any Total Combined Group for any Affiliation Year or Combined Year.
     SECTION 11.02. Actions or Transactions. SNI shall be obligated to inform and disclose fully to EWS any actions taken or transactions undertaken in a Post Affiliation Year or a Post Combined Year which can reasonably be expected to affect in any material way the Tax liability of the EWS Group for any Affiliation Year or a Total Combined Group for any Combined Year.
     SECTION 11.03. Proposed Adjustments. SNI shall promptly notify EWS and keep EWS apprised of any proposed Adjustments which arise out of an audit or examination of a Post-Affiliation Year or Post-Combined Year Tax Return which could reasonably be expected to affect in any material
SOLICITORS, 095070, 000093, 102408079.1, Tax Allocation Agreement (Conformed Signatures)

way the Tax liability for any Affiliation Year or Combined Years or which could reasonably result in treatment of items that is inconsistent with the manner in which EWS filed its Tax Returns for such years.
ARTICLE XII
BOOKS AND RECORDS
     SECTION 12.01. Retention Period. Without limiting any of the provisions of this Agreement, each of the Parties agrees that it shall retain, until the expiration of the appropriate statutes of limitations (including any extensions) plus ninety (90) days, copies of any Tax Returns for any open periods during the Affiliation Years and Combined Return Years which might be subject to Adjustment under this Agreement, supporting work schedules and other books, records or information which may be relevant and that it will not destroy or otherwise dispose of such records without first providing the other Party with a reasonable opportunity to review and copy the same. Without limiting the foregoing, SNI shall cooperate with EWS in identifying such books, records or information and so retain or provide to EWS such books, records or information as may be specified by EWS in writing within 180 days after the Distribution Date. Any information obtained pursuant to this Agreement, or any other information obtained by EWS or SNI relating to the Tax position of either Party shall be kept confidential by the Parties hereto, except if otherwise required by a Taxing authority.
     SECTION 12.02. Record Retention Policy. Without limiting the foregoing, each of the Parties hereto agrees that it shall retain copies of any books and records in its possession as required by any record retention agreement in effect from time to time, between EWS and the IRS or any other Taxing authority.
     SECTION 12.03. Tax Attributes. SNI shall maintain and provide to EWS upon request information which will enable EWS to determine, clarify or verify the adjusted book and Tax bases of the SNI stock held by EWS, SNI’s assets, both tangible and intangible, including the stock of all directly and indirectly owned subsidiaries of SNI which were members of the SNI Group or an SNI Combined Group at any time during Affiliation Years or Combined Years (but not any taxable year which does not affect an Affiliation Year or a Combined Year), and the adjusted book and Tax bases of all assets, both tangible and intangible, of such subsidiaries. In addition, SNI shall maintain and provide to EWS upon request all relevant information for the determination of earnings and profits of any members of the SNI Group, in accordance with applicable provisions of the Code and the Treasury Regulations thereunder.
     SECTION 12.04. Apportionment of Earnings and Profits and Tax Attributes. The Parties shall determine the portion, if any, of any earnings and profits, tax attribute, overall foreign loss, capitalized research and development expenditures or other consolidated, combined or unitary attribute which shall be allocated or apportioned to the SNI Group under applicable law. SNI and all members of the SNI Group shall prepare all Tax Returns in accordance with such written notice. In the event of a subsequent Adjustment to such allocations and apportionments, EWS shall promptly notify SNI in writing of such Adjustment. For the absence of doubt, EWS shall not be liable to SNI or any member of the SNI Group for any failure of any determination under this Section 12.03 to be accurate.
ARTICLE XIII
COMPENSATION AND EMPLOYEE BENEFITS
     SECTION 13.01. General. Except as provided in Section 13.02, for U.S. federal, applicable U.S. state and local income and other Tax purposes, all deductions in respect of compensation and employee benefits, whether on or before or after the Distribution Date, shall be allocated to EWS (or its appropriate subsidiary) or SNI (or its appropriate subsidiary) based on the entity which, directly or indirectly, provides (or is obligated to provide) the cash or other consideration to its employees, former
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employees or other service providers or any individual whose rights are derived from such individual’s relationship with such employee, former employee or service provider.
     SECTION 13.02. Stock-Based Awards. For U.S. federal, applicable U.S. state and local income and other Tax purposes, all deductions in respect of Options, Restricted Shares and Restricted Share Units, whether on or before or after the Distribution Date, shall be allocated as follows:
     (a) Deductions in respect of Old EWS Options that are exercised on or before the Distribution Date and Old EWS Restricted Shares that vest (or with respect to which a timely Section 83(b) election has been made) on or before the Distribution Date shall be allocated to EWS (and shall accordingly not be taken into account in computing Adjusted Separate SNI Group Federal Tax Liability).
     (b) Deductions in respect of New EWS Options, New EWS Restricted Shares, SNI Options and SNI Restricted Shares that are held by EWS Participants and EWS Directors immediately after the Distribution Date shall be allocated to EWS.
     (c) Deductions in respect of SNI Options, SNI Restricted Shares and SNI Restricted Share Units that are held by SNI Participants and SNI Directors immediately after the Distribution Date shall be allocated to SNI.
     (d) Deductions in respect of New EWS Options and SNI Options that are held by Joint EWS/SNI Directors immediately after the Distribution Date as a result of Section 7.02(d)(iii)(A) of the Employee Matters Agreement shall be allocated to EWS. Deductions in respect of SNI Options that are held by Joint EWS/NI Directors immediately after the Distribution Date as a result of Section 7.02(d)(iii)(B) of the Employee Matters Agreement shall be allocated to SNI.
     SECTION 13.03. Reporting of Deductions. Unless otherwise required by law, EWS and SNI shall for themselves and their appropriate subsidiaries compute their respective Tax liability and file all applicable Tax Returns in accordance with the allocations under Sections 13.01 and 13.02 above. In the event that any deduction allocated under such Sections to one entity is subsequently required by law to be reported by another entity for Tax purposes, EWS or SNI shall pay the entity to which the deduction was allocated under such Sections such amounts as are necessary to put such entity in the same position, on an after Tax basis, as it would have been if the allocation under such Sections had been respected.
     SECTION 13.04. Employment Taxes and Tax Reporting.
     (a) To the extent that EWS, SNI or any of their subsidiaries is allocated a deduction for Tax purposes under Sections 13.01 and 13.02 above or otherwise, then subject to any obligations under the Employee Matters Agreement, the entity to which the deduction is allocated shall be solely responsible for satisfying any withholding and employment Tax liabilities and Tax reporting obligations in respect of the compensation that corresponds to such deduction.
     (b) SNI shall notify EWS of any event after the Distribution date giving rise to income to any EWS Participant in connection with any SNI Option or SNI Restricted Share by 12:00 PM of the first business day after such event.
ARTICLE XIV
MISCELLANEOUS
     SECTION 14.01. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or
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by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:
     If to EWS or any member of the EWS Group, to:
The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-3090
Attention: Tax Department
with a copy to:
The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-3042
Attention: William Appleton, Senior Vice President and General Counsel
If to SNI or any member of the SNI Group, to:
Scripps Networks Interactive, Inc.
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-3090
Attention: John E. Viterisi, Vice President Tax
with a copy to:
Scripps Networks Interactive, Inc.
312 Walnut Street
Cincinnati, Ohio 45202
Facsimile: (513) 977-5166
Attention: Anatolio B. Cruz III, Executive Vice President, Chief Legal Officer and
Corporate Secretary
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.
     SECTION 14.02. Complete Agreement; Representations.
     (a) This Agreement, together with any exhibits and schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
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     (b) EWS represents on behalf of itself and each other member of the EWS Group and SNI represents on behalf of itself and each other member of the SNI Group as follows:
          (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a Party and to consummate the transactions contemplated by this Agreement; and
          (ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party) except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and by general equitable principles.
     SECTION 14.03. Amendment, Modification, or Waiver.
     (a) This Agreement may be amended, supplemented, modified or superseded only by a written instrument signed by duly authorized signatories of the Parties.
     (b) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
     SECTION 14.04. Severability. If any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
     SECTION 14.05. No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the injured Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.
     SECTION 14.06. Costs and Expenses.
     (a) EWS Services. EWS shall provide services in connection with this Agreement, including but not limited to, those services relating to the preparation of returns and determination of the Tax liability of SNI as described in this Agreement. SNI shall pay EWS compensation or fees for such services with respect to 2007 Taxable Year and 2008 Taxable Year in accordance with the allocation of corporate overhead for the 2007 Taxable Year and the period for the 2008 Taxable Year prior to the Distribution, respectively.
     (b) Other Expenses. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement, including, but not limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements.
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     SECTION 14.07. No Assignment; Binding Effect; No Third-Party Beneficiaries.
     (a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.
     (b) Except for provisions relating to Affiliates and the provisions of Article V relating to Tax-Related Losses, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
     (c) Notwithstanding anything herein to the contrary, unless the context indicates otherwise, if an obligation is imposed on EWS or SNI hereunder it shall cause any Person that directly or indirectly controls or is controlled by it to comply therewith to the extent reasonably necessary to carry out such obligation. “Control” for these purposes shall have the same meaning as that set forth under the definition of “Affiliate”.
     SECTION 14.08. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     SECTION 14.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     SECTION 14.10. Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio, without giving effect to the conflicts of laws principles thereof.
     SECTION 14.11. Disputes.
     (a) Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall attempt to be settled first, by good faith efforts of the Parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.
     (b) A Party that wishes to initiate the dispute resolution process shall send written notice to the other Party, in accordance with Section 14.11, with a summary of the controversy and a request to initiate these dispute resolution procedures. Each Party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute. The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations (i) shall be treated as Information subject to the provisions of Section 7.08 of the Separation Agreement developed for purposes of settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible in the arbitration described below or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence. Documents identified in or provided with such communications that are not prepared for purposes of the negotiations are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit. The Parties agree to pursue resolution under this subsection for a minimum of 30 calendar days before requesting arbitration.
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     (c) If the dispute is not resolved under the preceding subsection within 30 calendar days of the initial written notice, either Party may demand arbitration by sending written notice to the other Party. The Parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both Parties, as selected under the rules of the American Arbitration Association. The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the Parties, and, if the Parties do not agree, the location shall be Cincinnati, Ohio; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to Information subject to Section 7.08 of the Separation Agreement, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than 30 calendar days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five calendar days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties. Each Party to the dispute shall bear its own expenses arising out of the arbitration, except that the Parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.
     (d) The foregoing notwithstanding, each Party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.
     (e) Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 14.11 shall not be applicable to any disagreement between the Parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.
[signature page follows]
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     IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the date first above written.

THE E.W. SCRIPPS COMPANY
By:	/s/ Richard A. Boehne
Richard A. Boehne, President and Chief Executive Officer

SCRIPPS NETWORKS INTERACTIVE, INC.
By:	/s/ Joseph G. NeCastro
Joseph G. NeCastro, Executive Vice President and
Chief Financial Officer

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